EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

PIMCO New York Municipal Income Fund III

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	27,830,250(a)	110.20	3,066.89(b)
Fees Previously Paid	N/A		N/A
Total Transaction Valuation	27,830,250(a)
Total Fees Due for Filing			3,066.89

Total Fees Previously Paid			3,066.89
Total Fee Offsets			N/A

Net Fee Due			0.00

(a) Calculated as the aggregate maximum purchase price to be paid for 1,178 shares in the offer, based upon a price of 94.5% of the liquidation preference of $25,000 per share (or $23,625 per share). The fee of $3,066.89 was paid in connection with the filing of the Schedule TO-I by PIMCO New York Municipal Income Fund III (File No. 005-84602) on August 14, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report he results of the offer.

(b) Calculated at $110.20 per $1,000,000 of the Transaction Valuation.

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	PIMCO New York Municipal Income Fund III	SC TO-I	005-84602	August 14, 2023		$3,066.89
Fee Offset Sources					August 14, 2023		$3,066.89